Exhibit 10.1

TELEFLEX MEDICAL EUROPE LIMITED

and

MARIO WIJKER

_________________________________________________________________________________________________

CONTRACT OF EMPLOYMENT

_________________________________________________________________________________________________

THIS AGREEMENT is made on 1 September 2020 (this Agreement) BETWEEN:
(1)TELEFLEX MEDICAL EUROPE LIMITED (registered number 428329) of IDA Business & Technology Park,
Dublin Road, Garrycastle, Athlone, Co. Westmeath, N37 EC90 (the Company); and

(2)MARIO WIJKER of

1 Glenatore,

Athlone, Co. Westmeath N37 TD91
Ireland

(you),

(each a Party and together the Parties).

The Parties agree that the Company, subject to the following terms, will employ you on the conditions set out in this Agreement:

1.DEFINITIONS AND INTERPRETATION

1.1Words and expressions used in this Agreement (including the Schedule to it), except insofar as the context requires otherwise or unless defined elsewhere in this Agreement, have the meaning (if any) given to them in the Schedule hereto.

1.2This Agreement is to be construed and interpreted in accordance with the Schedule.

1.3The Schedule to this Agreement is to have effect as part of this Agreement.

1.4References to any statute, statutory instrument or any statutory provision shall be construed as references to the statute, statutory instrument or statutory provision as in force at the date of this Agreement and as subsequently re-enacted, consolidated or amended and shall include references to any statute, statutory instrument or any provision of which it is a re-enactment, consolidation or amendment.

1.5The Schedule to this Agreement is an integral part of this Agreement and references to this Agreement shall include reference thereto.

2.WARRANTIES

2.1You warrant that:

2.1.1by virtue of entering into this Agreement you will not be in breach of any express or implied terms of any contract, court order or any other obligation to any third party binding upon you;

2.1.2you have not made any material misrepresentations or omissions to the Company in respect of your previous employment, qualifications or generally;

2.1.3you are not prevented, restricted or disqualified from holding the office of director or secretary to any company, including, for the avoidance of doubt, the Board or the board of any Group Company;

2.1.4you are entitled to work and reside in Ireland without any additional approvals and/or permits and you will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company; and
2.1.5you will not without the written consent of the Company work for anyone else while in the employment of the Company.

2.2You expressly acknowledge that all prior agreements, understandings, assurances, statements, promises, warranties, representations or misrepresentations (whether written or oral) between the Parties are superseded by this Agreement, including but not limited to your Employment Contract dated October 16, 2018.

3.APPOINTMENT

3.1The Company shall employ you and you agree to serve the Company as Corporate Vice President, QA/RA of the Company.

3.2Your employment under this Agreement will commence on 1 September 2020 and shall continue (subject to the provisions of this Agreement) until terminated by either party giving to the other not less than six (6) months' prior written notice (the Notice Period).

3.3Your prior service with the Company under Dutch contract will be recognised for continuity of service purposes and, accordingly, your commencement date for the purposes of any period of continuous employment with the Company will be January 2, 2019, your original hire date.

4.DUTIES

4.1Your normal duties are as follows:

4.1.1responsible for all of Quality Assurance and Regulatory Affairs with the Teleflex Group; and

4.1.2such other duties as may be assigned to you in accordance with Section 4.4 hereof.

4.2You will directly report to the CEO of Teleflex Incorporated (the CEO) and/or the Board and/or such other persons as the Company may direct from time to time.

4.3You agree to:

4.3.1faithfully and diligently perform duties and exercise such powers appropriate to your position which are from time to time assigned to or vested in you by the CEO and/or the Board and/or such other persons as the Company may direct from time to time. Your functions and responsibilities have been agreed between you and the CEO and/or the Board and/or such other persons as the Company may direct from time to time and whilst these may be changed from time to time, after consultation with you in the case of material changes, no change shall be made which would be inconsistent with your position;

4.3.2comply with all lawful and reasonable directions of the CEO and/or the Board and/or such other persons as the Company may direct from time to time;

4.3.3comply with the Company's and the Group's rules, regulations, policies and procedures from time to time in force as well as any applicable regulatory obligations and codes of practice whether or not such obligations are otherwise legally binding. In so far as there is any conflict between the terms of this Agreement or any other document, this Agreement shall prevail;

4.3.4use your best endeavours to promote the interests, business and welfare of the Company and the Group;

4.3.5keep the CEO and/or the Board and/or such other persons as the Company may direct from time to time promptly and fully informed (in writing if so requested) of your conduct of the business or affairs of the Company and the Group and provide such explanations as may be required by the CEO and/or the Board and/or such other persons as the Company may direct from time to time; and

4.3.6not knowingly do or willingly permit to be done anything to the prejudice, loss or injury of the Company or any Group Company and shall carry out such duties in a competent manner.

4.4The CEO and/or the Board and/or such other persons as the Company may direct from time to time may assign to you other appropriate duties at its discretion at any time during your employment which may include duties to be performed on behalf of any Group Company.

4.5You shall (without further remuneration) if and for so long as is required by the CEO and/or the Board and/or such other persons as the Company may direct from time to time:

4.5.1carry out duties on behalf of any Group Company;

4.5.2act as an officer of any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company; and

4.5.3carry out such duties and the duties attendant on any such appointment as if they were duties to be performed by you on behalf of the Company.

5.PLACE OF WORK

5.1Your normal place of work is at the Company's premises at the IDA Business & Technology Park, Dublin Road, Garrycastle, Athlone, Co. Westmeath, Ireland. However, the Company reserves the right and by signing this Agreement you hereby agree to carry out your work, either on a temporary or permanent basis, at such location nationally or internationally as the Company may reasonably require from time to time.

5.2The Company reserves the right to change the place of your employment, in which event, you will be given reasonable notice.

5.3Any such change to place of work will not constitute a breach of this Agreement or give rise to any entitlement to payment to you for disturbance or otherwise.

6.HOURS OF WORK

6.1The normal office hours of the Company are between 8:15am and 5:00pm Monday to Thursday and 8:15am to 4:00pm on Friday. You determine your own working hours for the purposes of section 3(2)(c) of the Organisation of Working Time Act 1997. You will be expected to work such hours as are necessary to ensure the fulfilment of your job function and proper performance of the duties, including at weekends and beyond normal business hours. You are entitled to rest breaks in accordance with the Organisation of Working Time Act 1997.

6.2Save where on authorised leave (for holiday, or sickness or other reason) and save as modified by the provisions of this Agreement where you are placed on Garden Leave or suspended, your responsibilities with the Company will be such that you will devote the whole of your time, attention and ability during your hours of work to the Company (or where applicable any Group Company) to the performance of your duties under this Agreement.

6.3From time to time, you may be required to travel and/or work such additional time outside normal core hours as may be required to complete your responsibilities without additional remuneration, holidays or leave.

7.CONFLICTS OF INTEREST AND DEALINGS IN SECURITIES

7.1You shall be bound by and shall comply with the terms of the Teleflex Incorporated Code of Ethics at all times during the Term.
8.SALARY

8.1During the Term, the Company shall pay you a basic annual salary of €285,749 (gross) which shall accrue from day to day and be payable by equal monthly instalments in arrears by way of direct transfer into your nominated bank account on the 21st of each calendar month subject to PAYE, PRSI, USC and such other deductions or withholdings as are required by law (including benefit-in-kind taxation).

8.2There is no obligation on the Company to make any increase to your basic annual salary and any increase given in any year shall not create an entitlement or expectation of future increase.

8.3Your basic annual salary shall be deemed to include any fees receivable by you as an officer of the Company or any Group Company or of any company or unincorporated body in which you hold office as a nominee or representative of the Company.

8.4Your salary, remuneration, and all benefits shall at all times be subject to approval by the Compensation Committee of the Board of Directors of Teleflex Incorporated and amendments shall be at their discretion.

9.BONUS

9.1The Company operates a discretionary performance-related bonus scheme called the Teleflex Annual Incentive Program (AIP). In addition to your basic annual salary, you will be considered for participation in the AIP with a target payout of 50% of your annual salary. The AIP is designed to provide an annual cash incentive award to eligible employees who meet certain performance criteria. Any potential award would be based on the achievement of certain specified financial and other performance criteria and your achievement of certain specified individual performance objectives.

9.2Your participation in the AIP and any potential AIP award to be paid to you for any given year shall, in each case, be subject to approval by the Compensation Committee of the Board of Directors of Teleflex Incorporated, which shall have the authority to reduce any AIP award in its sole discretion in accordance with the terms of the applicable AIP plan.

10.ANNUAL LONG-TERM INCENTIVE PROGRAM

10.1You will be eligible to be considered for a long-term equity incentive award through the Teleflex Incorporated Stock Plan.

10.2Equity incentive award values are based on the Company's performance, your role in the organization and your individual performance.

10.3The form of equity incentive award may include restricted share units, stock options, other equity awards provided for under the Teleflex Incorporated Stock Plan or any combination thereof. Equity incentive awards, including the amount, form and allocation thereof and the vesting schedules and other terms applicable thereto, are subject to approval by the Compensation Committee of the Board of Directors of Teleflex Incorporated and may change from time to time.

11.OTHER BENEFITS

11.1The Company may, from time to time, offer you benefits other than those specified in this Agreement.

11.2Participation in benefit schemes shall be subject always to the rules and conditions applicable to each such scheme. The Company reserves the right at all times to vary or discontinue any benefits or benefit schemes in which you may be entitled to participate and/or substitute new benefit schemes for any scheme in which you may be eligible to participate. Any Company benefit scheme, which is insured, will be subject to and conditional upon the terms and conditions of the relevant policy of insurance.
12.CAR ALLOWANCE

12.1You will receive on an annual basis €18,000 gross as a car allowance, paid in 12 monthly instalments.

13.PRIVATE HEALTH INSURANCE

13.1From the date of this Agreement you are eligible to receive fully subsidised health insurance for you and your eligible dependents, subject to completion of an application form.

14.EXPENSES

14.1You shall be entitled to be reimbursed for all reasonable out-of-pocket expenses (including hotel, travelling and entertainment expenses) which you may from time to time be authorised to incur in the proper performance of your duties in accordance with any relevant policy from time to time subject to the production of such receipts or other evidence as the Company may reasonable require.

15.PENSION

15.1You will be eligible to participate in the Teleflex Pension Scheme which is a defined contribution scheme which has a sliding scale for employee contributions and Company matches.

15.2Whilst the Company intends to continue the operation of the current Teleflex Pension Scheme indefinitely it must as a matter of ordinary business prudence reserve its right to amend or terminate the Scheme at its discretion.

16.DEDUCTIONS

16.1The Company shall be entitled at any time during your employment, or in any event on its termination, to deduct from your remuneration any monies due from you to the Company including but not limited to any overpayments made to you, outstanding loans, advances, the cost of repairing any damage or loss to the Company's property caused by you (and of recovering the same) due to your negligence, excess holiday pay, any sums due from you in respect of sickness benefit and any other monies owed by you to the Company including any amounts owing by you to any credit card provider in relation to any corporate card provided to you through the Company. By signing this Agreement, you hereby consent to any such deductions from remuneration or other sums due by the Company.

17.ANNUAL LEAVE

17.1You are entitled to 24 working days' annual leave per annum calculated by reference to time worked on a pro rata basis (exclusive of public holidays).

17.2Annual Leave must be agreed with your manager as early as possible. Management will normally try to accommodate individual preferences for holiday dates, but the needs of the business may have to take precedence, particularly where inadequate notice is given.

17.3The Company holiday year runs from January 1st to December 31st. You will be allowed to carry over 5 unused holidays from one year to the next to be used by June 30th, unless otherwise agreed with the Company in writing.

17.4You are also entitled to paid public holidays subject to compliance with the Organisation of Working Time Act 1997.

17.5Upon termination of your employment you shall either be entitled to salary in lieu of any accrued but untaken holiday entitlement or be required to repay to the Company (by way of deductions or otherwise) any salary received in respect of holiday taken in excess of your holiday entitlement, such payment to be calculated on the basis of 1/260th of your basic annual salary for each day of outstanding or excess holiday entitlement as appropriate.
18.ILLNESS & ABSENCE PROCEDURE

18.1In case of sickness or other incapacity for work, you must comply with the Company's policy from time to time in force, regarding notification and medical certification. Full details of the Company's policy are set out in the Employee Handbook.

18.2You must notify the Company of any unplanned absence before 10am on the first and any subsequent day of absence (whether through illness or otherwise). Where there is continuing absence, you shall keep the Company fully informed on a regular basis of their condition and expected return to work.

18.3A medical certificate must be produced in respect of absence of three days or more and afterwards, at such intervals as required by the Company.

18.4The Company reserves the right to have you medically examined by a registered medical practitioner to be selected by the Company at any time during employment. Failure to attend at a medical examination when requested to do so may result in disciplinary action and/or termination of sick pay (if applicable). The Employee acknowledges and agrees that the Company is entitled to make relevant determinations based on the advice of its nominated doctor and/or consultant.

18.5The Company is not obliged to pay you during any unauthorised absence (whether through illness or otherwise), and in such event you should avail of any appropriate social welfare benefits from the Department of Employment Affairs and Social Protection. However, the Company may in its absolute discretion and without creating any expectation, precedent or entitlement, decide to pay you during periods of certified sickness absence. Such payment will be strictly conditional on your complying with all notification and certification requirements and attending medical examinations when requested by the Company.

18.6Where the Company makes payments to you during absence through illness and the illness is or appears to be an occasion of actionable negligence of a third party in which damages are or may be recoverable, you shall immediately notify the Company of that fact and of any claim, settlement, agreement or judgment made or awarded in connection with it, and shall give to the Company all particulars which the Company may reasonably require and shall, if required by the Company refund to the Company that part of any damages recovered related to loss of earnings for the period of the illness as the Company may reasonably determine, provided that the amount to be refunded will not exceed the amount of damages or compensation recovered by you less any cost borne by you in connection with the recovery of such damages or compensation and will not exceed the total remuneration paid to you by the Company by way of salary in respect of the period of illness.

19.TERMINATION

19.1The Company and/or the Board shall at all times be entitled to terminate this Agreement pursuant to clause 3.2 and 19.2.

19.2The Board may, at its sole and absolute discretion, terminate your employment at any time by serving a notice under this clause stating that this Agreement is being determined in accordance with this clause and undertaking to pay to you within 21 days a sum equal to your basic annual salary in lieu of the Notice Period or unexpired part thereof (subject to the deduction of applicable PAYE, PRSI and USC) together with any accrued holiday entitlement pursuant. For the avoidance of doubt, the payment in lieu shall not include any element in relation to:

19.2.1any bonus or commission payment that might otherwise have been due during the period for which the payment in lieu is made;

19.2.2any payment in respect of any additional benefits which you would have been entitled to receive during the period for which the payment in lieu is made; and/or
19.2.3any payment in respect of any holiday entitlement that would have accrued during the period for which the payment in lieu is made.

19.3On termination of this Agreement howsoever arising, the terms of clauses 20 (Confidentiality), 21 (Intellectual Property Rights), and 26 (Restrictive Covenants) shall remain in full force and effect.

19.4The Board shall be entitled, by notifying you in writing, to terminate this Agreement and your employment without notice or any payment by way of compensation, damages, payment in lieu of notice or otherwise if you shall:

19.4.1commit any act of serious misconduct;

19.4.2commit any material or persistent breach of any of the terms or conditions of this Agreement;

19.4.3have a bankruptcy order made against you or shall compound with or enter into any voluntary arrangements with your creditors;

19.4.4be charged with or convicted of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment is not imposed);

19.4.5commit any act of dishonesty or act in any way which may, in the reasonable opinion of the Company, bring the Company or any Group Company into disrepute or discredit;

19.4.6wilfully neglect or refuse to carry out any of your duties or to comply with any instruction given to you;

19.4.7be prevented by illness or accident from performing your duties for a period in aggregate of 20 weeks in any 40 consecutive weeks or if you shall be absent from your duties by reason of illness or accident for more than 150 working days in any consecutive 12 months except where such incapacity arises out of the performance of your duties. You confirm that you do not suffer from any mental or physical illness that would affect your performance of your duties herein;

19.4.8be restricted or disqualified from holding office in any company or cease to have any regulatory approval required to enable you to properly perform your duties;

19.4.9engage in fraud or embezzlement or any other illegal conduct with respect to the Company;

19.5The Board shall have the right to suspend you on full pay for a reasonable period pending any investigation and subsequent disciplinary hearing (if any), including any appeal hearing, into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate pursuant to clause 19.4 above. In such circumstances the Board may:

19.5.1exclude you from all or any premises of the Company or any Group Company;

19.5.2require you to abstain from engaging in any contact (whether or not initiated by you) which concerns any of the business affairs of the Company or any Group Company with any customer, client, supplier, other business connection, employee, director, officer, consultant or agent of the Company or any Group Company;

19.5.3require you to deliver up to the Company without destruction, deletion or redaction of any data or images, any correspondence, documents, laptops, computer drives, computer disks and other computer equipment, tapes, mobile telephones or Blackberry or Smartphone wireless devices (or similar) in your profession or under your control and which belong to the Company or any Group Company and to provide to the Company full details of all then current passwords or other privacy or security measures used by you in respect of such equipment; or
19.5.4suspend or limit your access to the Company's computer, e-mail, telephone, voicemail and other communication systems or databases.

19.6You shall not at any time during any period when you are required to cease the performance of your duties under clause 19.10 or after the Termination Date make any public statements in relation to the Company or any Group Company or any of their officers or employees. You shall not after the Termination Date represent yourself as being employed by or connected with the Company or any Group Company.

19.7All property of the Company and any Group Company including all Confidential Business Information, credit, charge and expense cards, books, notes, memoranda, correspondence, tapes, codes, keys, papers, drawings, designs, documents, records, computer disks, computer hardware, computer software, laptops, mobile phones, memory sticks and other storage devices, client contact information posted by you to social media sites such as LinkedIn and passes in your possession or control are and remain the property of the Company or such Group Company and you shall deliver all such items in your possession, custody or control immediately to the Company on the Termination Date, or earlier if requested by the Company (including, for the avoidance of doubt, where you are required to cease the performance of your duties under clause 19.10). You shall, if so required by the Company, confirm in writing compliance with your obligations under this clause and in particular that all Company property has been delivered up to the Company before the termination of your employment.

19.8If, before the termination of this Agreement, your employment shall be terminated by reason of the liquidation or other cesser of operations of the Company for the purpose of reconstruction or amalgamation and you shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement, then you shall have no claim against the Company or any Group Company in respect of the termination of your employment or loss of office.

19.9If you are a director of the Company or any Group Company, you shall, at the request of the Company, resign without claim for compensation as an officer of the Company or of any Group Company and from all other appointments or offices which you hold as nominee or representative of the Company or any Group Company:

19.9.1on termination of this Agreement for whatever reason; or

19.9.2if at any time during the Term you are prevented from performing your duties whether through incapacity or otherwise and the Company requires you to resign; or

19.9.3during any period when the Company has ceased to provide work for you pursuant to clause 19.10, and in any event, on the Termination Date.

If you should fail to do so within seven days, the Company is hereby irrevocably authorised to appoint some person in your name, as your attorney and on your behalf to sign any documents or do any things necessary or requisite to effect such resignation(s).

19.10The Company may, at any time and for any reason, following the giving of notice by either Party to terminate this Agreement and for such period as it may specify not exceeding the Notice Period:

19.10.1require you to perform:

(a)all your normal duties; or

(b)a part only of your normal duties and no other; or

(c)such other duties as it may require and no others; or

(d)no duties whatever;
19.10.2exclude you from all or any premises of the Company and any Group Company;

19.10.3require you not to contact any customers, clients, consultants, officers, suppliers or employees of the Company of any Group Company in connection with the business of the Company or any Group Company;

19.10.4require you to perform some or all of your duties from home;

19.10.5require you to assist the Company to arrange a proper handover of your duties and responsibilities to another employee of the Company;

19.10.6require you to resign from any directorship or office you may hold by virtue of your employment and in the event of your failure to do so, the Company is hereby irrevocably authorised to appoint some person in your name to sign and deliver the letter(s) of resignation to the Board and the board of directors for the time being of any other Group Company, as applicable;

19.10.7suspend your access to all or any information technology systems of the Company and any Group Company; and/or

19.10.8any combination of the above.

Any such period during which one or more of the above circumstances pertains shall be referred to as Garden Leave provided that the Company has so specified in writing that you have been placed on Garden Leave.

During Garden Leave:

19.10.9you shall remain entitled to your normal remuneration provided that you comply with the terms of this Agreement, such compliance or otherwise to be determined at the sole discretion of the Board;

19.10.10if requested by the Company, you should keep the Company reasonably informed of your whereabouts so that you can be called upon, on reasonable notice, to perform any appropriate duties as required by the Company or any Group Company;

19.10.11all other terms of your employment will continue including, without limitation, your obligations of good faith, fidelity, confidentiality, fiduciary duties and all of your express and implied obligations; and

19.10.12the Company shall be entitled at any time to appoint a further executive, director or employee having the responsibilities similar to those undertaken by you to act jointly with you and in that event with such appointment.

20.CONFIDENTIALITY

20.1You acknowledge that during the Term you shall, in the performance of your duties, become aware of trade secrets and other Confidential Business Information relating to the Company, the Group Companies, their businesses and its or their past, current or prospective suppliers, clients or customers and their businesses.

20.2Without prejudice to your general duties at common law in relation to such trade secrets and other confidential information, you shall not (except in the proper performance of your duties under this Agreement) during the Term or at any time after the Termination Date (without limit):

20.2.1use for your own account or directly or indirectly disclose, communicate or divulge to any person whomsoever and shall use your best endeavours to prevent the publication, communication or disclosure of any Confidential Business Information or any trade secret or other confidential information concerning the business finances, dealings, transactions or affairs of the Company or any Group Company or of any of their respective customers or clients entrusted to you or arising or coming to your knowledge during the course of your employment or otherwise.

20.2.2make, otherwise than for the benefit of the Company or any Group Company, any notes or memoranda relating to any Confidential Business Information or other matter within the scope of the business of the Company or any Group Company or concerning any of the dealings or affairs of the Company or any Group Company; or

20.2.3use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company or any Group Company, it being the intention of the parties hereto, that all such notes or memoranda made by you during this Agreement shall be the property of the Company or the relevant Group Company and left at its registered office or place of business upon the termination of your employment.

20.3The obligations contained in this clause shall not apply to any disclosures required by law and shall cease to apply to information or knowledge which may subsequently come into the public domain otherwise than by reason of your default.

20.4Any breach by you of the provisions of this clause will be regarded by the Company as a serious disciplinary matter and may, if committed while you are employed by the Company, result in disciplinary action being taken against you up to and including dismissal without notice.

21.INTELLECTUAL PROPERTY RIGHTS

21.1This clause relates to all Intellectual Property (as defined in clause 21.8 below) discovered, conceived, invented, developed, created or improvements in procedure made or discovered by you (whether alone or jointly with others) while in the employment or service of the Company and/or the Group in connection with or in any way affecting or relating to the businesses of the Company and/or the Group or capable of being used by the Company and/or the Group. You shall promptly notify and disclose to the Company and/or the Group, or any person(s) designated by the Company and/or the Group, all such Intellectual Property and, whenever requested by the Company and/or the Group and in any event upon the termination of this Agreement, deliver up to the Company and/or the Group all correspondence and other documents, papers and records and all copies thereof in your possession, custody or power relating to any such Intellectual Property.

21.2All Intellectual Property to which this clause applies shall to the fullest extent permitted by law automatically vest in, belong to, and be the absolute sole and unencumbered property of the Company and/or the Group. You undertake to hold on trust for the benefit of the Company and/or the Group any such Intellectual Property to the extent that the same may not be, and until the same is, vested absolutely in the Company and/or the Group.

21.3To the extent any Intellectual Property to which this clause applies is not already owned by the Company and/or the Group as a matter of law or by prior written assignment by you to the Company and/or the Group, you hereby assign (including, without limitation, by way of present assignment of future rights) to the Company and/or the Group, and agree to assign to the Company and/or the Group in the future (to the extent required), all right, title and interest that you now have or acquire in the future in and to any and all such Intellectual Property. You shall further cooperate with the Company and/or the Group in obtaining, protecting and enforcing the Company's and/or the Group's rights and interests in Intellectual Property. Such cooperation shall be at the Company's and/or the Group's expense, and shall include, at the Company's and/or the Group's election, without limitation, signing all documents reasonably requested by the Company and/or the Group for patent, copyright and other Intellectual Property applications and registrations, and individual assignments thereof, and providing other reasonably requested assistance. Your obligation to assist the Company and/or the Group in obtaining, protecting and enforcing the Company's and/or the Group's Intellectual Property rights shall continue following your employment with the Company and/or the Group, but the Company and/or the Group shall be obliged to compensate you at the prevailing reasonable consulting rate for any time spent and any out-of-pocket expenses incurred at the Company's and/or the Group's request for providing such assistance. Such compensation shall be paid irrespective of, and is not contingent upon, the substance of any testimony you may give or provide while assisting the Company and/or the Group.

21.4If the Company and/or the Group is unable for any reason whatsoever to secure your signature on any lawful and necessary document to apply for, execute or otherwise further prosecute or register any patent or copyright application or any other Intellectual Property application or registration, you hereby irrevocably designate and appoint the Company and/or the Group and its duly authorised officers and agents as your agents and attorneys-in-fact to act for and on your behalf and instead of you to execute and file such lawful and necessary documents and to do all other lawfully permitted acts to further prosecute, issue and/or register patents, copyrights and any other Intellectual Property rights with the same legal force and effect as if executed by you. Where any Intellectual Property rights to which this clause 21 apply have been created jointly by you and any other person or persons, you shall, without prejudice to his or her obligations under this clause 21, use your best endeavours to procure that the other person or persons assign(s) to the Company and/or the Group the relevant interests in such rights.

21.5You acknowledge that, save as provided in this Agreement, no further remuneration or compensation is or may become due to you in respect of the performance of their obligations under this clause.

21.6You agree to waive any moral rights in the Intellectual Property to which you are now or may at any future time be entitled under the Copyright and Related Rights Act 2000 or any similar provision of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such work or other materials, infringe your moral rights.

21.7You shall immediately on the date of termination deliver to the Company and/or the Group all materials in your possession or in your control relating to any Intellectual Property rights belonging to the Company and/or the Group (including rights falling within scope of this clause 21 which have not yet formally vested in the Company and/or the Group) which shall include (without limitation) all reports, studies, data, drawings, diagrams, charts, designs, records and computer software on whatever media together with all drafts and working papers relating to such materials.

21.8"Intellectual Property" means any and all discoveries, concepts, ideas, inventions, formulae, trade secrets, devices, designs, models, methods, techniques, processes, specifications, tooling, improvements to existing technology whether or not written down or otherwise converted to tangible form, rights with respect to software, works of authorship, copyrighted and copyrightable works, mask works, rights in know-how and confidential information, database rights, trademarks and service marks, goodwill, domain names, technical and product information, patents, any rights equivalent or similar to any of the foregoing and any other proprietary or intellectual property rights now known or hereafter recognised, in each case: (i) anywhere in the world; (ii) whether unregistered or registered (including applications, rights to apply and rights to claim priority); (iii) including all divisionals, continuations, continuations-in-part, reissues, extensions, re- examinations and renewals; (iv) including rights to derivatives, improvements, modifications, enhancements, revisions, and releases to any of the foregoing; and (v) claims and causes of action arising out of or related to infringement, misappropriation or violation of any of the foregoing.

22.DIRECTORSHIPS

22.1You undertake that, if you are appointed a director of the Company or any Group Company, you shall not during the continuance of this Agreement disqualify yourself from holding office as a director. If you are or become disqualified from being a director by reason of any order made by any competent court, the Company may terminate your employment summarily without compensation in accordance with the provisions of this Agreement.

22.2You shall not be entitled to any additional remuneration in respect of your directorship (if any) of the Company or any Group Company
23.DISCIPLINARY PROCEDURE

23.1The Company requires a good standard of discipline and conduct from you together with satisfactory standards of work. Disciplinary action up to and including dismissal may take place if your conduct or standard of work falls below an acceptable level. Summary dismissal may take place where gross misconduct occurs. The disciplinary procedures do not apply to employees who have not completed probation. Full details of the Company's Disciplinary Procedure are contained in the Employee Handbook.

24.1GRIEVANCE PROCEDURE

242The Company has a grievance procedure, applicable to all employees. The purpose of the grievance procedure is to resolve any work-related problem as quickly as possible. All grievances will be dealt with seriously and confidentially and you need not fear victimisation for making or being involved in a complaint. Full details of the Company's Grievance Procedure is contained in the Employee Handbook.

25.NOTICES

Any notice to be given under this Agreement shall be in writing. Notices may be served by either party by personal service or by recorded delivery or by registered post addressed to the other party or by leaving such notice at (in the case of the Company) its registered office for the time being and (in your case) your last known address and any notice given shall be deemed to have been served at the time at which the notice was personally served or if sent by recorded delivery at the time of delivery as recorded or if sent by first- class post on the second working day after posting or in the case of being left as appropriate at the registered office or last known address, the date on which it was so left.

26.RESTRICTIVE COVENANTS

26.1You acknowledge and agree that:

26.1.1The Group is in a unique and highly specialised business, which is international in scope with a large number of competitors;

26.1.2The Company and Group possess a valuable body of Confidential Business Information and that your knowledge of that Confidential Business Information directly benefits you by enabling you to perform your duties;

26.1.3During the course of your employment with the Company you are likely to develop close links with customers, clients, suppliers and other employees of the Company and the Group and to have access to Confidential Business Information;

26.1.4The protection of Confidential Business Information, intellectual property, customer connections, supplier connections, goodwill and the stability of the workforce of the Company and its Group Companies are legitimate business interests requiring protection; and

26.1.5The disclosure of any Confidential Business Information to any actual or potential competitor of the Company or any Group Company would place the Company at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Company.

26.2Without prejudice to your general duties or obligations under common law or statutory law, in order to protect the Company's legitimate business interests, you undertake to the Company that you shall not, both (i) during your employment with the Company and (ii) for the duration of the Restricted Period and within the Restricted Area either directly or indirectly without the prior written consent of the Company and/or the Group:

26.2.1hold any Material Interest in any business which is or shall be wholly or substantially in competition with any of the Businesses, save that you may hold for investment up to 1% of any class of securities quoted or dealt in on a recognised investment exchange; and
26.2.2hold any Material Interest in any person, firm or company which requires or might reasonably be thought by the Company or any Group Company to require you to disclose or make use of any Confidential Business Information in order to properly discharge your duties or to further your interest in such person, firm or company;

26.2.3accept, canvass or solicit the custom of or entice away (or try to entice away) from the Company or any Group Company, whether on your own behalf or on behalf of others, the custom or business for any Restricted Products or Restricted Services of any person who is or was a Customer of the Company or any Group Company at any time during the Relevant Period and in respect of whom you had access to Confidential Business Information or with whose custom or business you were personally concerned or employees reporting directly to you were personally concerned;

26.2.4deal with or otherwise accept, in competition with the Company or any Group Company, the custom of, any person who was, during the Relevant Period, a customer or client of, or in the habit of dealing with, the Company or, as the case may be, any Group Company and in respect of whom you had access to Confidential Business Information or with whose custom or business you were personally concerned or employees reporting directly to you were personally concerned;

26.2.5interfere or seek to interfere or take such steps as may interfere with the continuance of supplies to the Company or any Group Company (or the terms relating to such supplies) from any suppliers who have been supplying components, materials or services to the Company or any Group Company at any time during the Relevant Period and in respect of whom you had access or with whose supplies you were personally concerned or employees reporting directly to you were personally concerned;

26.2.6canvass or solicit the services of or entice away (or try to entice away) from the Company or any Group Company or engage, whether on your own behalf or on behalf of others any person with whom you worked, or had managerial responsibility for, at any time during the Relevant Period, and who is or was at the Termination Date (i) employed or directly or indirectly engaged by the Company or any Group Company in an executive, sales, marketing, research or technical capacity; and (ii) whose departure from the Company or any Group Company would have a material adverse effect on the business (a Restricted Person); and

26.2.7employ or engage or otherwise facilitate the employment or engagement of any Restricted Person whether or not such person would be in breach of contract as a result of such employment or engagement.

26.3You agree that you will not, whether directly or indirectly:

26.3.1after the Termination Date, use in connection with any business, any name that includes the name of the Company or any Group Company, or any colourable imitation of such names.

26.3.2at any time during the Restricted Period, induce or seek to induce by any means involving the disclosure or use of Confidential Business Information, any Customer to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the Company or any Group Company;

26.3.3at any time during the Restricted Period, represent yourself or permit yourself to be held out by any person, firm or company as being in any way connected with or interested in the business of the Company or any Group Company and that you shall take such steps as are necessary to comply with this obligation (including but not limited to amending your social media profile) provided that such steps are not inconsistent with your ongoing obligations under this Agreement; and

26.3.4at any time during the Restricted Period, disclose to any person, firm or company or make use of any Confidential Business Information.
26.4You acknowledge and agree that the restrictions in this clause are independent and severable and are fair and reasonable in all the circumstances. If any of the restrictions are adjudged by a court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be reasonable if any particular restriction or restrictions, or part of their wording, were deleted, such restrictions shall apply with such deletion as may be necessary to make them valid and effective.

26.5You agree that if, during the continuance in force of the restrictions set out in this clause you receive an offer of employment, you will immediately provide the prospective employer with a complete and accurate copy of the restrictions set out in this clause and shall tell the Company the identity of that person as soon as possible.

26.6You acknowledge and agree that the restrictions set out in this clause are reasonable and go no further than is reasonably necessary to protect the legitimate business interests of the Company and any Group Company.

26.7Nothing contained in this clause shall act to prevent you from using generic skills learnt while employed by the Company in any business or activity which is not in competition with the Company.

26.8You have given the undertakings contained in this clause to the Company as trustee for itself and for each Group Company and will at the request and cost of the Company enter into direct undertakings with any Group Company which correspond to the undertakings in this clause, or which are less onerous only to the extent necessary (in the opinion of the Company or its legal advisers) to ensure that such undertakings are valid and enforceable.

26.9Upon termination of your employment, the Company may require you to attend an interview which shall be conducted by a representative of the Company at which the Company's representative shall review with you the terms of this clause and the precise nature of your obligations to the Company under this clause.

26.10For the avoidance of doubt, the period of any restrictive covenant under this clause shall be reduced by any period that you spend on Garden Leave immediately before termination of this Agreement.

26.11If your employment is transferred to any firm, company, person or entity other than a Group Company (i.e. a New Employer) pursuant to the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause.

27.DATA PROTECTION

27.1Details of how and why the Company processes your personal data are contained in the Employee Handbook and/or the Company's data privacy notice, which may be provided to you separately. You expressly acknowledge and agree that the terms of the data privacy notice do not form part of your terms and conditions of employment, however, you may be asked to acknowledge receipt of the data privacy notice.

28.VARIATION

28.1In addition to any specific reservations referred to in this Agreement, the Company reserves the right to make reasonable changes to the terms and conditions of your employment from time to time. You will be notified in writing of any change as soon as possible and in any event within one month of the change.

29.GOVERNING LAW

This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of Ireland and the parties to this Agreement hereby submit to the exclusive jurisdiction of the Irish Courts.
30.COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original and all the counterparts together shall constitute one and the same instrument.

31.GENERAL

31.1This Agreement shall form the statement of your terms and conditions of employment in compliance with the provisions of the Terms of Employment (Information) Act 1994 – 2014.

31.2This Agreement constitutes the entire and only legally binding agreement between the Parties relating to your employment by the Company or any Group Company. All previous agreements, understandings, assurances, statements, promises, warranties, representations or misrepresentations (whether written or oral) between the Parties are superseded by this Agreement.

31.3Where, in connection with this Agreement you undertake any obligation in respect of any Group Company, you unconditionally and irrevocably acknowledge and agree that the Company is entering into this Agreement and accepting the benefit of such obligations not only for itself but also as agent and trustee for such other Group Company. For the purposes of this Agreement, and notwithstanding any of the other provisions of this Agreement, the Company will be entitled to carry out all or any of its obligations under this Agreement, whether as to payment of remuneration, deduction of amounts or otherwise, through any Group Company as it may from time to time determine and the Company may enforce the provisions of this Agreement either directly as a party to it or as an agent for and on behalf of any such Group Company.

31.4No failure or delay by the Company in exercising any remedy, right, power or privilege under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.

31.5No waiver by the Company of any of the requirements of this Agreement or of any of its rights under this Agreement shall have effect unless given in writing and signed by the Company. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of that breach.

31.6If any provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall affect neither the validity of that provision within any other jurisdiction nor any of the remaining provisions of this Agreement.

31.7You agree that the Company may transfer, upon agreement, your employment from the Company to such other Group Company as the Company may determine and/or require you to execute a service agreement with that other company (provided that the terms of that agreement are no less favourable than those of this Agreement).

SCHEDULE DEFINITIONS
In this Agreement the following words and expressions shall have the following meanings:

Board means the board of directors for the time being of the Company and includes any person or committee duly authorised by the board of directors, or any nominee of a Group Company, or any majority or sole shareholder of the Company duly authorised to act on its behalf for the purposes of this Agreement (including any committee of the Board duly appointed by it);

Businesses means all and any trades or other commercial activities (including without limitation Restricted Products and/or Restricted Services) of the Company or any Group Company:

(a)with which you were concerned or involved to any material extent at any time during Relevant Period which the Company or any Group Company carries on with a view to profit; or

(b)which the Company or any Group Company, at the Termination Date, had determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which you possess any Confidential Business Information as at the Termination Date; 1

CEO means the CEO of Teleflex Incorporated;

Companies Act means the Companies Act 2014 and all other statutes and statutory instruments or parts thereof which are to be read as one with or construed or read together as one with such statutes;

Confidential Business Information means all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not recorded in documentary form or on computer disk or tape or howsoever) which the Company or any Group Company considers confidential or in respect of which it owes an obligation of confidentiality to any third party:

(a)which you acquire at any time during your employment by the Company or you have acquired during your prior employment with the Company but which does not form part of your own general knowledge or stock in trade; and

(b)which is not in the public domain or readily ascertainable to persons not connected with the Company or any Group Company either at all or without a significant expenditure of labour, skill or money;

Corporate Information means all and any information (whether or not recorded in documentary form or on computer disk or tape or howsoever) relating to the business methods, corporate plans, management systems, finances, maturing new business opportunities or research and development products of the Company or any Group Company;

Customer means any person, firm or company with whom you had material or regular dealings at any time during the Relevant Period or which is, at the Termination Date, negotiating with the Company or any Group Company for the supply of any Restricted Products or the provision of any Restricted Services or to whom or which the Company or any Group Company, during the Relevant Period, supplied any Restricted Products or provided any Restricted Services;

Group means the Company and each Group Company;

Group Company means Teleflex Incorporated and each of its direct and indirect Subsidiaries from time to time (and for this purpose Subsidiary has the meaning given to it in section 7 of the Companies Act 2014);

Immediate Relative means in relation to you, any spouse, civil partner, children and the foresaid relatives by marriage;

Marketing Information means all and any information (whether or not recorded in documentary form or on computer disk or tape or howsoever) relating to the marketing, branding, or sales of any past, present or future product or service of the Company or any Group Company including without limitation sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of customers and potential customers of and suppliers and potential suppliers to the Company or any Group Company, the nature of their business operations, their requirements for any product or service sold to or purchased by the Company or any Group Company and all confidential aspects of their business relationship with the Company or any Group Company;

Material Interest means:

(a)the holding of any position as director, officer, employee, consultant, partner, principal or agent; or

(b)the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 3% of the issued ordinary shares of any company whose shares are listed or dealt in on any recognised stock exchange or securities market; or

(c)the direct or indirect provision of any financial assistance; or

(d)property interests, whether leasehold or freehold.

month means calendar month and "months" and "monthly" shall be construed accordingly;

officer means a director or secretary of a company;

Relevant Period means the 12 months prior to, and including, the Termination Date;

Restricted Area means anywhere within the island of Ireland;

Restricted Period means the period of nine months from the Termination Date;

Restricted Products means all and any products of a kind which are or shall be dealt in, produced, marketed or sold by the Company or any Group Company in the ordinary course of the Businesses, the sale, production or marketing of which you were involved to any material extent at any time during the Relevant Period;

Restricted Services means all and any services of a kind which are or shall be provided by the Company or any Group Company in the ordinary course of the Businesses, the supply of which you were involved to any material extent at any time during the Relevant Period;

Technical Information means all and any trade secrets, secret formula, processes, inventions, designs, know-how, discoveries, intellectual property, technical specifications and other technical information (whether or not recorded in documentary form or on computer disk or tape or howsoever) relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company;

Teleflex Incorporated Stock Plan means the Teleflex Incorporated 2014 Stock Incentive Plan or any successor plan.

Term means the period of your employment;

Termination Date means the date on which your employment under this Agreement shall terminate for whatever reason, and derivative expressions shall be construed accordingly;

IN WITNESS whereof the parties have executed this Agreement on the date first written above.

TELEFLEX MEDICAL EUROPE LIMITED

By: /s/ Monika Vikander Hegarty
Name: Monika Vikander-Hegarty
Title: Director

/s/ Mario Wijker
MARIO WIJKER